Exhibit 5.2
June 13, 2011
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
Ladies and Gentlemen:
          I am Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Teleflex Incorporated, a Delaware corporation (the “Company”) and have acted as counsel to the Company and the Guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 2, 2010, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission by the Company and the Guarantors on June 1, 2011 (the “Registration Statement”), relating to the issuance by the Company of $250,000,000 aggregate principal amount of 6.875% Senior Subordinated Notes due 2019 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities pursuant to the Underwriting Agreement, dated June 8, 2011 (the “Underwriting Agreement”), among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC. The Securities and the Guarantees will be issued under the Indenture dated as of August 2, 2010 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture relating to the Securities and the Guarantees dated as of

June 13, 2011 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
          I, and lawyers under my supervision, have examined the Registration Statement, the Indenture and the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I, and lawyers under my supervision, have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
          I have assumed that the Indenture is the valid and legally binding obligation of the Trustee. I have assumed further that the Indenture has been duly authorized, executed and delivered by the Company and the Guarantors other than the Guarantors listed on Schedule II hereto (the “Pennsylvania Guarantors”).
          Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that upon the issuance and delivery of the Guarantees issued by the Pennsylvania Guarantors and the due authentication, issuance and delivery of the Securities and payment therefore in accordance with the Underwriting Agreement, the Guarantees set forth in the Second Supplemental Indenture issued by the Pennsylvania Guarantors will constitute valid and legally binding obligations of the Pennsylvania Guarantors enforceable against the Pennsylvania Guarantors in accordance with their terms.
          The opinion set forth in the paragraph above is subject to the effects of

(i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
          I do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.
          I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on June 13, 2011 and to the reference to me under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated June 8, 2011.

Very truly yours,
/s/ Laurence G. Miller
Laurence G. Miller,
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

Schedule I
Guarantors

Jurisdiction of
Entity	Formation
Airfoil Technologies International-California, Inc.	DE
Airfoil Technologies International-Ohio, Inc.	DE
Arrow International Investment Corp.	DE
Arrow Interventional, Inc.	DE
Specialized Medical Devices, LLC	DE
Technology Holding Company	DE
Technology Holding Company II	DE
Technology Holding Company III	DE
Teleflex Holding Company II	DE
TFX Equities Incorporated	DE
TFX Group LLC	DE
TFX International Corporation	DE
TFX Medical Wire Products, Inc.	DE
TFX North America Inc.	DE
VasoNova, Inc.	DE
The Stepic Medical Distribution Corporation	NY
Teleflex Medical Incorporated	CA
Arrow International, Inc.	PA
Arrow Medical Products, Ltd.	PA

Schedule II
Pennsylvania Guarantors

Jurisdiction of
Entity	Formation
Arrow International, Inc.	PA
Arrow Medical Products, Ltd.	PA